Execution Version
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 28th day of August, 2020 (the “Effective Date”), by and between Dynex Capital, Inc., a Virginia corporation (the “Company”), and Stephen J. Benedetti (“Executive”).
WITNESSETH:
WHEREAS, Executive is currently employed by the Company;
WHEREAS, the Company desires to continue to employ and secure the exclusive services of Executive on the terms and conditions set forth in this Agreement;
WHEREAS, Executive desires to accept such employment on such terms and conditions;
WHEREAS, Executive has the trust and confidence of the Company’s Board of Directors (the “Board”);
WHEREAS, the Board values Executive’s leadership and appreciates his continuing contribution to the success of the Company; and
WHEREAS, the Company and Executive were parties to an Employment Agreement effective March 3, 2017 that expired on March 1, 2020 in accordance with its terms (the “Prior Agreement”), and the Company and Executive desire to enter into this Agreement as a successor to the Prior Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:
1.Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company.
2.Term; Position and Responsibilities; Location.
(a)Term. This Agreement is effective on the Effective Date and expires on the third (3rd) anniversary of the Effective Date, unless sooner terminated by either party as set forth below, or until the termination of Executive’s employment, if earlier. The term of this Agreement shall automatically renew for periods of one (1) year on the third (3rd) anniversary of the Effective Date and each one (1) year anniversary thereafter (each, a “Renewal Date”), unless either party gives written notice of such nonrenewal (“Nonrenewal Notice”) to the other party at least ninety (90) days before the applicable Renewal Date. Upon a Change in Control (as defined below), the term of this Agreement shall automatically renew for a period of two (2) years, unless the Change in Control occurs during the initial term and there are more than two (2) years remaining in the initial term. The initial and any extended term of this Agreement through the earlier of (i) the date this Agreement expires or is terminated as described herein or (ii) the date of termination of Executive’s employment by the Company or by Executive for any reason is referred to as the “Employment Period”. If the Company provides a Nonrenewal Notice for a Renewal Date in accordance with the requirements described in the preceding sentence and Executive’s employment is terminated by the Company on such Renewal Date for any reason other than Cause (as defined below) or Executive terminates for Good Reason (as defined below) on account of such Nonrenewal Notice, Executive shall have a right to receive the payments and benefits set forth (A) in Section 7(d)(i) of this Agreement if such termination occurs before or more than two (2) years following a Change in Control or (B) in Section 7(d)(ii) of this Agreement if such termination occurs on or within two (2) years following a Change in Control, subject to the requirements therein, including but not limited to the Release requirement under Section 7(d)(i)(F) or Section 7(d)(ii)(F) of this Agreement, as applicable.
(b)Position and Responsibilities. During the Employment Period, Executive shall serve as Chief Financial Officer and Chief Operating Officer (“CFO and COO”) and shall be responsible for performing all duties and responsibilities as are customarily assigned to individuals serving in such position. The Company and Executive agree that during the Employment Period, Executive shall report directly to the Company’s Chief Executive Officer and shall devote as much of his skill, knowledge, commercial efforts and business time as the Board or the Chief Executive Officer shall reasonably require for the conscientious and good faith performance of his duties and responsibilities for the Company to the best of his ability.
(c)Location. During the Employment Period, Executive’s services shall be performed primarily in the Richmond, Virginia metropolitan area.
3.Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate of no less than $450,000, payable in installments on the Company’s regular payroll dates but not less frequently than monthly. The Board or a committee thereof shall review Executive’s base salary annually during the Employment Period for adjustment up or down (but not below $450,000 without Executive’s consent), based on its periodic review of Executive’s performance in accordance with the Company’s regular policies and procedures; provided, however, that following a Change in Control Executive’s base salary shall not be decreased. The base salary amount payable to Executive for a full year under this Section 3 shall be referred to herein as the “Base Salary”.
4.Incentive Compensation.
(a)Annual Incentive Awards. Executive shall be eligible to participate in and receive annual cash incentive awards pursuant to the terms of the Dynex Capital, Inc. Annual Cash Incentive Plan or any successor plan or program (the “Dynex Incentive Plan”). The minimum target amount of Executive’s annual cash incentive award for any fiscal year during the Employment Period shall be not less than one hundred fifty percent (150%) of Executive’s Base Salary, and the maximum amount of Executive’s annual cash incentive award for any fiscal year during the Employment Period shall be not less than three hundred percent (300%) of Executive’s Base Salary. The actual amount of Executive’s annual cash incentive award, if any, may be more or less than the target amount, as determined by the Board or a committee thereof, pursuant to the terms of the Dynex Incentive Plan, but not more than the maximum amount. Any annual cash incentive award shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the annual cash incentive awards for other executives of the Company and subject to the terms of the Dynex Incentive Plan, including requirements as to continued employment, subject to the provisions of Sections 7(d)(i)(C) and 7(d)(ii)(C) below.
(b)Long-Term Incentive Awards. Executive shall be eligible to participate in and receive long-term incentive awards pursuant to the Dynex Capital, Inc. 2020 Stock and Incentive Plan or any successor plan (the “Dynex Stock and Incentive Plan”). The target amount of Executive’s long-term incentive award granted in any fiscal year during the Employment Period shall be not less than $652,500. The actual amount of Executive’s long-term incentive award, if any, may be more or less than the target amount, as determined by the Board or a committee thereof, pursuant to the terms of the Dynex Stock and Incentive Plan.
(c)Clawback. Executive agrees that any incentive compensation (including both equity and cash incentive compensation) that Executive receives from the Company is subject to repayment to (i.e., clawback by) the Company or a related entity as determined in good faith by the Board or a committee thereof in the event repayment is required by applicable federal or state law or regulation or stock exchange requirement, but in no event with a look-back period of more than three (3) years, unless in the opinion of counsel satisfactory to Executive required by applicable federal or state law or regulation or stock exchange requirement. Except where offset of, or recoupment from, incentive compensation covered by Code Section 409A (as defined below) is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Board or a committee thereof, Executive agrees that such repayment may, in the discretion of the Board or a committee thereof, be accomplished by withholding of future compensation to be paid to Executive by the Company. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A. Any recovery of incentive compensation pursuant to this Section 4(c) shall not constitute a breach of this Agreement or Good Reason (as defined below).
5.Employee Benefits.
(a)General. During the Employment Period, Executive shall be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time-to-time in which executives of the Company are eligible to participate, including, to the extent maintained by the Company, life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time-to-time. As of the date of this Agreement, Executive is eligible and shall remain eligible to participate in the Company’s existing 401(k) plan and the Company shall match Executive’s contributions in accordance with the terms of that plan, provided that such matching does not violate any provisions of law applicable to the 401(k) plan.
(b)Vacation. During the Employment Period, Executive shall be entitled to a number of vacation days as determined by the Board or a committee thereof, which shall not be less than six (6) weeks per calendar year, without carry-over accumulation. Executive shall also be entitled to Company-designated holidays.
(c)Cellular Phones and Personal Data Assistants. During the Employment Period, the Company shall provide Executive with, or shall reimburse Executive for his purchase of, a cellular phone and a personal data assistant (e.g., iPad, tablet, etc.) for his use as agreed upon by the Company and Executive, as well as pay for business-related usage fees, pursuant to the Company’s policy for executives or, if none, as approved by the Company consistent with the Company’s practice for other executives. Executive shall submit a detailed bill in order to obtain reimbursement.
(d)Concierge Medical Services. During the Employment Period, the Company shall reimburse Executive for the cost of an annual concierge medical services fee, including the cost of an annual physical, at the level of the Mayo Clinic Executive Health Program or any successor program.
6.Expenses.
(a)Business Travel, Lodging. The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder upon submission of related receipts or other evidence of the incurrence and purpose of each such expense consistent with the terms and conditions of the Company’s travel policy in effect at any time.
(b)Agreement Review. Within thirty (30) days following Executive’s written request (which must include documentation of such fees and expenses but not narratives of specific legal services provided), the Company shall reimburse Executive for the attorneys’ fees and expenses he incurred (if any) relating to the review and negotiation of this Agreement. Executive must submit any request for reimbursement of such attorneys’ fees and expenses within one (1) year of when such fees and expenses are incurred.
(c)Agreement Dispute. Within sixty (60) days following Executive’s written request (which must include a detailed description of such fees and expenses), the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any controversy or claim arising out of or relating to this Agreement, or the breach thereof, by the Company, Executive, or others

(including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment beyond such sixty (60) day period at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); provided that, before a Change in Control, the Company shall pay such legal fees and expenses only if Executive prevails on at least one material point in such controversy or claim (in which case all previously incurred legal fees and expenses as described above shall be paid immediately and future such legal fees and expenses shall be paid as they are incurred) and, following a Change in Control, the Company shall pay such legal fees and expenses as they are incurred regardless of the outcome of the controversy or claim but only for as long as Executive’s claim is not determined by a court of final jurisdiction to be frivolous. If a court of final jurisdiction determines Executive’s claim to be frivolous, then Executive shall be required to repay to the Company within sixty (60) days following the Company’s written request any previously paid attorneys fees and expenses under this Section 6(c).
(d)Reimbursement Requirements. Any reimbursements provided in Sections 5 and 6 of this Agreement shall be reimbursed, unless specifically provided otherwise herein, in accordance with the Company’s expense reimbursement policy in effect at any time, if any, and the requirements of Section 8(d) of this Agreement, to the extent applicable.
7.Termination of Employment. The Board believes it is in the best interests of the Company to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks in the event Executive terminates his employment for Good Reason or is terminated by the Company without Cause and to encourage Executive’s full attention and dedication to the Company, and to provide Executive with compensation and benefits arrangements upon such termination which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations. The Board has approved this Section 7 and authorized its inclusion in this Agreement on the Company’s behalf to Executive.
(a)Certain Definitions.
(i) “Change in Control” shall mean any of the following:
(A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(B) The composition of the Company’s Board shall change such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) no longer comprise at least a majority of the members of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(C) Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination;
(1) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least eighty percent (80%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries or affiliates) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and
(2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(D) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clause (1) or (2) of Section 7(a)(i)(C) of this Agreement.
(ii) “Date of Termination” means the date of Executive’s termination of employment with the Company, determined in accordance with the requirements of Section 8(c) of this Agreement, which will typically be (A) if Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination (as defined below) or any later date specified therein, as the case may be, (B) if Executive’s employment is terminated by Executive for Good

Reason, the date specified pursuant to Section 7(b)(i) below, (C) if Executive’s employment is terminated by the Company other than for Cause or by Executive without Good Reason, the date on which the Company or Executive notifies the other of such termination, (D) if Executive’s employment is terminated by reason of death, the date of death of Executive, or (E) if the Company terminates Executive’s employment due to Disability (as defined below), the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.
(b)Termination of Employment.
(i) Good Reason. Executive may terminate his employment during the Employment Period for Good Reason. In such event, the Company shall have the termination obligations in Section 7(d)(i) or (ii) of this Agreement, whichever is applicable on the Date of Termination. For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s consent:
(A) prior to a Change in Control, a material diminution in Executive’s position, authority, duties or responsibilities as CFO and COO, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith;
(B) on or following a Change in Control, the assignment to Executive of any duties inconsistent with Executive’s position (including status, office or title as CFO and COO, and reporting requirements), authority, duties, and responsibilities as CFO and COO, or any other action by the Company that results in a diminution in such position (including status, office or title as CFO and COO, and reporting requirements), authority, duties and responsibilities as CFO and COO, or any requirement that Executive not serve as the sole CFO and COO of the Company, in all cases excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith;
(C) whether prior to, on or following a Change in Control, a reduction in Executive’s Base Salary or a reduction of Executive’s minimum target incentive opportunity in violation of Section 3, Section 4(a) or Section 4(b) of this Agreement;
(D) whether prior to, on or following a Change in Control, the Company’s requiring Executive to perform his services on a regular basis at any location that is more than fifty (50) miles from the location where Executive primarily performed services during the six (6) months immediately preceding the change in location;
(E) whether prior to, on or following a Change in Control, any material breach of this Agreement by the Company or
(F) whether prior to, on or following a Change in Control, the Company delivers to Executive a Nonrenewal Notice as described in Section

2(a) and does not offer Executive a new employment agreement providing terms and conditions substantially similar to those in this Agreement, and Executive is willing and able to execute a new employment agreement on such terms and continue performing services thereunder.
To trigger “Good Reason,” Executive is required to provide written notice to the Board of the existence of a condition described in this Section 7(b)(i) within thirty (30) days following the initial existence of the condition, and the Company shall have thirty (30) days after notice to remedy the condition. If the condition is remedied within thirty (30) days, then “Good Reason” does not exist. If the condition is not remedied within thirty (30) days, then Executive must resign within thirty (30) days following the expiration of the remedy period.

Notwithstanding the above, “Good Reason” shall not include any resignation by Executive if the Company has communicated to Executive in writing that grounds for a “Cause” termination exist, or if the Company communicates to Executive in writing that grounds for a “Cause” termination exist at any time during the notice and remedy period described in the preceding paragraph, and in either case if “Cause” is determined to exist pursuant to Section 7(b)(iii) of this Agreement. The remedy and resignation period described in the preceding paragraph shall be automatically extended so that it does not end before any notice and remedy period under Section 7(b)(iii) of this Agreement, provided that the remedy and resignation period described in the preceding paragraph shall not be extended beyond one hundred twenty (120) days from the date of Executive’s submission of written notice pursuant to the preceding paragraph.

(ii) Without Good Reason. Executive may terminate his employment during the Employment Period without Good Reason. In such event, the Company shall have the termination obligations in Section 7(d)(iii) of this Agreement.
(iii) Cause. The Company may terminate Executive’s employment during the Employment Period for Cause. In such event, the Company shall have the termination obligations in Section 7(d)(iii) of this Agreement. For purposes of this Agreement, “Cause” shall mean any of the following:
(A) Executive’s gross or willful misconduct, fraud or embezzlement in connection with the performance of Executive’s duties to the Company;
(B) prior to a Change in Control, the failure of Executive to adhere to the lawful directions of the Board or the Chief Executive Officer that are reasonably consistent with Executive’s duties and position as CFO and COO;
(C) a material violation by Executive of any portion of Section 9 of this Agreement; or
(D) Executive’s being convicted of, or entering a guilty plea or plea of no contest to, any felony or any crime of moral turpitude.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or a committee thereof, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive written notice of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive of such meeting and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of conduct described in subparagraph (A) or (B) or (C) or (D) above, and specifying the particulars thereof in detail. Upon delivery of the written notice, Executive’s employment shall be immediately terminated; provided, however, with regard to conduct described in subparagraph (B) or (C) above only, if such conduct can be remedied, as determined in the good faith opinion of the Board, Executive shall have thirty (30) days after his receipt of the written notice to remedy the conduct. If the conduct is remedied within thirty (30) days, then “Cause” does not exist. If the conduct is not remedied within thirty (30) days, then the Company shall provide Notice of Termination within thirty (30) days following the expiration of the remedy period.

(iv) Without Cause. The Company may terminate Executive’s employment without Cause during the Employment Period. In such event, the Company shall have the termination obligations in Section 7(d)(i) or 7(d)(ii) of this Agreement, whichever is applicable on the Date of Termination.
(v) Death or Disability. Executive’s employment during the Employment Period shall automatically terminate on Executive’s death and may be terminated by the Company due to his Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents Executive from performing his essential job functions as CFO and COO for a period of at least six (6) months within any twelve (12)-month period. In such event, the Company shall have the termination obligations in Section 7(d)(iv) or (v), as applicable, of this Agreement.
(c)Notice of Termination. Any termination of Executive’s employment by the Company for or without Cause or due to Disability, or by Executive for or without Good Reason, shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a written notice, which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) the Date of Termination. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
(d)Company’s Termination Obligations.
(i) Good Reason or Without Cause Prior to a Change in Control or More Than Two Years Following a Change in Control. If Executive’s employment is terminated by Executive for Good Reason, or by the Company without Cause, provided each occurs prior to a Change in Control or more than two (2) years following a Change in Control, then, subject to the Release requirement set forth in Section 7(d)(i)(F) below, the Company shall pay to Executive a lump sum payment in cash equal to the aggregate of the following amounts under Sections 7(d)(i)(A), (B) and (C) below on the thirtieth (30th) day following the Date of Termination and provide the other benefits provided below:

(A) Executive’s Base Salary through the Date of Termination, to the extent not previously paid; any incentive compensation for a completed prior performance period that has been earned but has not yet been paid; reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement under Section 6 of this Agreement; and payment of accrued, but unused vacation time as of the Date of Termination (“Accrued Obligations”).
(B) An amount equal to the product of one and five tenths (1.5) times the sum of: (1) Executive’s Base Salary on the day prior to the Date of Termination (or, if Executive’s termination for Good Reason is based upon a reduction in Base Salary, then Executive’s Base Salary in effect immediately prior to such reduction) and (2) the sum of Executive’s Annual Incentive Award (as defined below) paid for each of the three (3) calendar years preceding the calendar year that includes the Date of Termination, divided by three (3).
(C) An amount (the “Pro Rata Annual Incentive Award”) equal to the Pro Rata Portion (as defined below) of the sum of (1) and (2) below, with respect to any Annual Incentive Award with an incomplete performance period as of the Date of Termination:
(1) With respect to any performance goals relating to Company financial performance or stock price, the greater of the amount that would have been payable at target performance or the amount calculated based on actual performance through the calendar quarter ending on or immediately prior to the Date of Termination.

(2) With respect to any performance goals relating to Company non-financial corporate goals or individual goals, the amount that would have been payable at maximum performance.
(3) The Pro Rata Portion is defined as the amount determined by multiplying the relevant amount in (1) or (2) above by a fraction, the numerator of which is equal to the number of days in the applicable performance period that precede the Date of Termination and the denominator of which is the number of days in the performance period.

(D) To the extent any previously awarded stock awards, such as stock options, stock appreciation rights, restricted stock units, restricted stock, dividend equivalent rights, or any other form of stock compensation (“Stock Awards”) granted to Executive shall have not vested, such Stock Awards shall immediately become fully (100%) vested and exercisable and shall otherwise be paid in accordance with their terms. Performance-based Stock Awards shall become fully vested, and performance shall be determined based on the terms of the applicable grant agreement.
(E) The Company shall provide continued monthly coverage at the Company’s expense under the Company’s medical, dental, life insurance and disability policies or arrangements in which Executive and any of his dependents were covered on the day prior to the Date of Termination (the “Welfare Plans”) for a period of eighteen (18) months following the Date of Termination (“Welfare Continuance Benefit”), provided that Executive’s continued participation is possible under the general terms and provisions of the Welfare Plans. The following rules (“Welfare Continuance Rules”) shall also apply:
(1) If the Company cannot maintain such coverage for Executive or Executive’s spouse or dependents under the terms and provisions of the Welfare Plans (or where such continuation would adversely affect the tax status of the Welfare Plans pursuant to which the coverage is provided), the Company shall provide the Welfare Continuance Benefit by, at the Company’s option, either providing substantially identical benefits directly or through an insurance arrangement or by paying Executive the estimated cost of the coverage for a similarly situated employee (both the Company and employee portions of any cost determination) for eighteen (18) months after the Date of Termination with such payments to be made in accordance with the established payroll practices of the Company (but not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.
(2) If Executive becomes reemployed with another employer and is eligible to receive comparable welfare benefits under another employer provided plan, the portion of the Welfare Continuance Benefit for which Executive is eligible for comparable coverage shall be secondary to those provided under such other plan during such applicable period of eligibility, provided that the costs of obtaining such other welfare benefits is less than the cost of such benefits to Executive immediately prior to the Date of Termination.
(3) To the extent allowed by applicable law, the eighteen (18)-month Welfare Continuance Benefit period shall run concurrently with the period for which Executive and/or his spouse and any of his dependents would be eligible for continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 or any similar state law (the “COBRA Period”), although the eighteen (18)-month Welfare Continuance Benefit period may continue to run after the COBRA Period has ended.
(F) Notwithstanding any other provisions of this Agreement, no amounts or benefits, other than the Accrued Obligations, shall be payable to Executive, and Executive shall forfeit all rights, under Section 7(d)(i) of this Agreement unless the Release attached as Exhibit A (the “Release”) is signed and becomes irrevocable within the time period specified by the Release for review and revocation. To the extent any amounts or benefits under Section 7(d)(i), other than the Accrued Obligations, have been paid and the Release requirement of this Section 7(d)(i)(F) is not met, then any such amounts or benefits previously paid shall be forfeited and Executive shall repay such forfeited amounts or benefits to the Company within thirty (30) days following demand by the Company.
(G) The term “Annual Incentive Award” means an incentive award that is based on performance over a period of one (1) year. An Annual Incentive Award may be payable in cash or stock for years before 2020 and will be paid in cash for 2020 and future years. For the avoidance of doubt, an Annual Incentive Award does not include an outstanding Stock Award.
(ii) Good Reason or Without Cause On or Within Two Years Following a Change in Control. If Executive’s employment is terminated by Executive for Good Reason, or by the Company without Cause, provided each occurs on or within two (2) years following a Change in Control, then, subject to the Release requirement set forth in Section 7(d)(ii)(F) below, the Company shall pay to Executive a lump sum payment in cash equal to the aggregate of the following amounts under Section 7(d)(ii) (A), (B) and (C) below on the thirtieth (30th) day following the Date of Termination and provide the other benefits provided below:
(A) The Accrued Obligations.
(B) An amount equal to the product of two and ninety-nine hundredths (2.99) times the sum of: (1) Executive’s Base Salary on the day prior to the Date of Termination (or, if Executive’s termination for Good Reason is based upon a reduction in Base Salary, then Executive’s Base Salary in effect immediately prior to such reduction) and (2) the sum of Executive’s Annual Incentive Award paid for each of the three (3) calendar years preceding the calendar year that includes the Change in Control, divided by three (3).

(C) The Pro Rata Annual Incentive Award.
(D) To the extent any previously awarded Stock Awards granted to Executive shall have not vested, such Stock Awards shall immediately become fully (100%) vested and exercisable and shall otherwise be paid in accordance with their terms. Performance-based Stock Awards shall become fully vested, and performance shall be determined based on the terms of the applicable grant agreement.
(E) The Company shall provide the Welfare Continuance Benefit but for a period of thirty-six (36) months following the Date of Termination rather than eighteen (18) months, provided that Executive’s continued participation is possible under the general terms and provisions of the Welfare Plans. The Welfare Continuance Rules (as applied to a thirty-six (36) month period) shall also apply.
(F) Notwithstanding any other provisions of this Agreement, no amounts or benefits, other than the Accrued Obligations, shall be payable to Executive, and Executive shall forfeit all rights, under Section 7(d)(ii) of this Agreement unless the Release is signed and becomes irrevocable within the time period specified by the Release for review and revocation. To the extent any amounts or benefits under Section 7(d)(ii), other than the Accrued Obligations, have been paid and the Release requirement of this Section 7(d)(ii)(F) is not met, then any such amounts or benefits previously paid shall be forfeited and Executive shall repay such forfeited amounts or benefits to the Company within thirty (30) days following demand by the Company.
(iii) Without Good Reason or For Cause Before, On, or After a Change in Control. If the Company should terminate Executive’s employment for Cause or if he should terminate his employment without Good Reason at any time during the Employment Period, then the Company shall pay to Executive the Accrued Obligations in a lump sum within thirty (30) days following the Date of Termination.
(iv) Termination Due to Disability Before, On, or After a Change in Control. If the Company should terminate Executive’s employment due to his Disability at any time during the Employment Period, then the Company shall pay to Executive the Accrued Obligations in a lump sum on the thirtieth (30th) day following the Date of Termination. In addition, subject to the Release requirement set forth in Section 7(d)(iv)(C) below, to the extent any previously awarded Stock Awards granted to Executive shall have not vested, such Stock Awards shall immediately become fully (100%) vested and exercisable and shall otherwise be paid in accordance with their terms. Performance-based Stock Awards shall become fully vested, and performance shall be determined based on the terms of the applicable grant agreement. In addition, subject to the Release requirement set forth in Section 7(d)(iv)(C) below, the Company shall pay to Executive within thirty (30) days following the Date of Termination an amount equal to the sum of the amounts calculated under Section 7(d)(iv)(A) and (B) below with respect to any Annual Incentive Award with an incomplete performance period as of the Date of Termination:

(A) With respect to any performance goals relating to Company financial performance or stock price, the greater of the amount that would have been payable at target performance or the amount calculated based on actual performance through the calendar quarter ending on or immediately prior to the Date of Termination.
(B) With respect to any performance goals relating to Company non-financial corporate goals or individual goals, the amount that would have been payable at maximum performance.
(C) Notwithstanding any other provisions of this Agreement, no amounts or benefits, other than the Accrued Obligations, shall be payable to Executive, and Executive shall forfeit all rights, under Section 7(d)(iv) of this Agreement unless the Release is signed and becomes irrevocable within the time period specified by the Release for review and revocation. To the extent any amounts or benefits under Section 7(d)(iv), other than the Accrued Obligations, have been paid and the Release requirement of this Section 7(d)(iv)(C) is not met, then any such amounts or benefits previously paid shall be forfeited and Executive shall repay such forfeited amounts or benefits to the Company within thirty (30) days following demand by the Company.

(v) Termination Due to Death Before, On, or After a Change in Control. If Executive’s employment should terminate due to his death at any time during the Employment Period, then the Company shall pay to Executive’s estate the Accrued Obligations in a lump sum within thirty (30) days following the Date of Termination, subject to production to the Company of such evidence or information in respect of Executive’s estate as the Company may require. In addition, to the extent any previously awarded Stock Awards granted to Executive shall have not vested, such awards shall immediately become fully (100%) vested and exercisable and shall otherwise be paid in accordance with their terms. Performance-based Stock Awards shall become fully vested, and performance shall be determined based on the terms of the applicable grant agreement. In addition, the Company shall pay to Executive’s estate within thirty (30) days following the Date of Termination:
(A)  An amount equal to the sum of: (1) Executive’s Base Salary on the day prior to the Date of Termination and (2) the sum of Executive’s Annual Incentive Award paid for each of the three (3) calendar years preceding the calendar year that includes the Date of Termination, divided by three (3).
(B) The Pro Rata Annual Incentive Award.
(e)Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, shall anything herein limit or otherwise negatively affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
(f)Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others, except for any recoupment required pursuant to Section 4(c) of this Agreement and any withholding of taxes pursuant to Section 18(c) of this Agreement. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.
(g)Section 280G Limitations.
(i)Payment Limitation.  Notwithstanding anything contained in this Agreement (or in any other agreement between Executive and the Company (which for this Section 7(g)(i) includes any successor)) to the contrary, to the extent that any payments and benefits provided under this Agreement or payments or benefits provided to, or for the benefit of, Executive under any other plan or agreement of (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Payments shall be reduced if and to the extent that a reduction in the Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than Executive would have retained had Executive been entitled to receive all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The Company shall reduce the Payments by first reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the date the Determination (as defined below) is delivered to the Company and Executive. If no reduction applies under this Section 7(g)(i), then Executive shall be solely responsible for the payment of any excise taxes imposed upon Executive under Section 280G of the Code.
(ii)Determination and Dispute. The determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount (the “Determination”) shall be made at the Company’s expense by an accounting firm selected by the Company and acceptable to Executive (the “Accounting Firm”). The Accounting Firm shall provide the Determination in writing, together with detailed supporting calculations and documentations, to the Company and Executive on or prior to the Date of Termination of Executive’s employment if applicable, or at such other time as requested by the Company or by Executive. If there is no Dispute (as defined below), the Determination of the Accounting Firm shall be binding, final and conclusive upon the Company and Executive. Within ten (10) days following the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”) in writing setting forth the precise basis of the Dispute. Within five (5) days following the submission of a Dispute, the Company and Executive shall agree on the appointment of an independent accounting firm to review the Determination made by the Accounting Firm. If the Company and Executive cannot agree on an independent accounting firm within such time frame, then the Company and Executive agree to use an independent accounting firm selected by the Accounting Firm to perform the review. The selected accounting firm (the “Second Accounting Firm”) will review at the Company’s expense the Determination and make a decision on how to resolve the Dispute (the “Second Determination”). Such Second Determination shall be obtained as soon as possible following the Dispute but in all events within forty-five (45) days following submission of the Dispute. The Second Determination of the Second Accounting Firm shall be binding, final and conclusive upon the Company and Executive.
(h) Successors.

(i)Section 7 of this Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. Section 7 of this Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(ii)Section 7 of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns

(iii)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.Code Section 409A Compliance.
(a)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and applicable guidance thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b)Neither Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “Date of Termination” or “termination of employment” or resignation or like references shall mean separation from service. A separation from service shall not occur under Code Section 409A unless Executive has completely severed his employment or contractor relationship with the Company or Executive has permanently decreased his services (via his employment relationship or his consulting relationship) to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36)-month period (or the full period if the Employee has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A (which is typically after six (6) months although the specific rules and exceptions in Code Section 409A shall apply). If Executive is deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time-to-time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)- month period measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. In the case of benefits required to be delayed under Code Section 409A, however, Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six (6) month delay period and then be reimbursed by the Company thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh (7th) month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death, all payments delayed pursuant to this Section 8(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If any cash payment is delayed under this Section 8(c) of this Agreement, then interest shall be paid on the amount delayed calculated at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code from the date of Executive’s termination to the date of payment.

(d)With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e)Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

(f)When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g)The Company and Executive agree to cooperate in good faith to ensure compliance in form and operation with Code Section 409A to the extent Code Section 409A is applicable under this Agreement.

9.Restrictive Covenants. The Company and Executive agree that Executive has had and will have a prominent role in the management of the business, and the development of the goodwill of the Company, and has had and will have access to and become familiar with or exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, and other valuable business information of the Company pertaining to the Company’s business. Executive agrees that Executive could cause harm to the Company if he solicited the Company’s employees, lenders, or business counterparties upon the cessation of Executive’s employment away from the Company, or misappropriated or divulged the Company’s Confidential Information; and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information; and, as such, these legitimate business interests justify the following restrictive covenants:
(a)Confidentiality and Non-Disclosure Covenant.

(i)Executive agrees that during the Employment Period and for a period of five (5) years following the cessation of his employment for any reason (or longer, consistent with Virginia law, if the Confidential Information qualifies as a trade secret under Virginia law), Executive shall not, directly or indirectly (A) disclose any Confidential Information (as defined below) to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company or to a lender or business counterparty that requires such information to engage in a transaction with the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. “Confidential Information” is the Company’s business information that is not known to the general public or to the investment industry, such as marketing plans, trade secrets, financial information and records, customized software, data repositories, operation methods, personnel information, drawings, designs, information regarding product development, and customer lists. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public by the Company or with its permission, is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential), or is otherwise legitimately known by Executive prior to his employment with the Company. In particular, and without limitation, Confidential Information shall not include any knowledge of Executive with respect to the general business of the Company including its investment in and management of fixed income and similar securities on a leveraged basis, and its organization as a real estate investment trust. Nothing in this Agreement shall prevent Executive from retaining papers and other materials of a personal nature, such as personal diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, and copies of plans, programs and agreements relating to his employment or benefits. If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the Chief Operating Officer of the Company (or the Chief Executive Officer of the Company, if Executive is the Chief Operating Officer of the Company) of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

(ii)Nothing in this Agreement restricts or prohibits Executive or Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation.  Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide Confidential Information or documents containing Confidential Information to the Regulators, or make any such reports or disclosures to the Regulators.  Executive is not required to notify the Company that Executive has engaged in such communications with the Regulators. Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators that the information Executive is providing is confidential.

(iii)Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or
•Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(b)Non-Competition Covenant. Executive agrees that during the Employment Period, Executive shall devote on a full-time business basis his skill, knowledge, commercial efforts and business time as the Board shall reasonably require to the conscientious and good faith performance of his duties and responsibilities to the Company to the best of his ability. Accordingly, during the Employment Period, Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company. However, Executive may serve on the board of directors of one or more non-profit or for-profit organizations, subject to the consent of the Board. Attached as Exhibit B is a list of the boards of directors on which Executive currently serves, which have been approved by the Board. Executive further agrees that during the Employment Period and for a period of ninety (90) days (subject to extension as provided below) following any cessation of his employment for any reason, Executive shall not, directly or indirectly, render services within the “Restricted Territory” as an employee, owner, consultant or in any capacity that are the same as or substantially similar to the services provided by Executive for the Company during the twelve (12) months preceding the cessation of Executive’s employment, on behalf of any person or entity that engages in a business that is the same as or substantially similar to, and competitive with, the business of the Company at the time Executive’s employment ceases. In the event Executive is paid severance benefits under Section 7(d) of this Agreement, the period of non-competition, as described in the preceding sentence, shall be extended so that the period applies for six (6) months following Executive’s cessation of employment. Executive shall be permitted to hold a ten percent (10%) or less interest in the equity or debt securities of any publicly traded company. The “Restricted Territory” shall mean the continental United States of America.

(c)Non-Solicitation of Employees. During the Employment Period and for the twelve (12)-month period following the cessation of his employment for any reason, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company with, any person that is or was (during the last thirty (30) days of Executive’s employment with the Company) an employee or independent contractor of the Company.

10.Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) with the Company being the person for whom the work was prepared. In the event that any such Work Product is deemed not to be a “work made for hire” or does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company or its designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).
11.Return of Company Property. In the event of termination of Executive’s employment for any reason, Executive shall return to the Company all of the property of the Company and its subsidiaries and affiliates, including without limitation all Company materials or documents containing Confidential Information, and including without limitation, all computers (including laptops), cell phones, keys, PDAs, tablets, credit cards, facsimile machines, televisions, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes, passwords, or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive’s employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents, other than the materials of a “personal nature” referenced in Section 9(a) of this Agreement.
12.Compliance With Company Policies. During the Employment Period, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies, procedures, codes, rules and regulations applicable to all employees and to executive officers of the Company, as they may be amended from time-to-time in the Company’s sole discretion.
13.Injunctive Relief with Respect to Covenants: Forum, Venue and Jurisdiction. Executive acknowledges and agrees that, in the event of any material breach by Executive of any section of this Agreement, remedies at law may be inadequate to protect the Company, and, without prejudice to any other legal or equitable rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm.
14.Assumption of Agreement. The Company shall require any successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle Executive to terminate his employment for Good Reason and receive payment as provided under Section 7(d)(i) or (ii) of this Agreement, whichever is applicable on the Date of Termination.
15.Indemnification and Insurance. The Company agrees both during and after the Employment Period to indemnify Executive to the fullest extent permitted by the law and its Articles of Incorporation (including payment of expenses in advance of final disposition of a proceeding) against actions or inactions of Executive during the Employment Period as an officer, director or employee of the Company or any of its subsidiaries or affiliates or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with Directors and Officers insurance coverage both during and, with regard to matters occurring during the Employment Period, after the Employment Period. Such coverage after the Employment Period shall be at a level at least equal to the level being maintained at such time for the then current officers and directors or, if then being maintained at a higher level with regard to any prior period activities for officers or directors during such prior period, such higher amount with regard to Executive’s activities during such prior period.
16.Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person and those contained in any prior employment, consulting, severance, or similar agreement entered into by Executive and the Company or any predecessor thereto or subsidiary or affiliate thereof, including the Prior Agreement) are merged herein and superseded hereby.
17.Termination of this Agreement and Survival of Certain Provisions. Subject to earlier termination by written agreement of the parties hereto or expiration pursuant to Section 2(a) of this Agreement, this Agreement shall terminate effective upon termination of Executive’s employment by the Company or by Executive for any reason; provided, however, that Sections 4(c), 6(c), 8, 9, 10, 11, 14, 15, 17 and 18, as applicable, of this Agreement shall survive any termination of Executive’s employment with the Company and any expiration or termination of this Agreement.
18.Miscellaneous.
(a)Binding Effect: Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall be assignable by the Company to a successor by merger or otherwise, but not by Executive.

(b)Choice of Law and Forum. This Agreement shall be interpreted, enforced, construed, and governed under the laws of the Commonwealth of Virginia, without regard for any conflict of law principles. The Company and Executive hereby consent irrevocably to personal jurisdiction, service and venue in connection with any claim or controversy arising out of this Agreement or Executive’s employment, in the courts of the Commonwealth of Virginia located in Henrico County, Virginia, and in the federal court in the Eastern District of Virginia, Richmond Division, to be chosen at the option of the Company, and Executive waives any objections thereto.

(c)Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(d)Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board or a person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of Virginia or any other state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. Executive agrees and acknowledges that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

(f)Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service, by certified or registered mail, first-class postage prepaid and return receipt requested, or by electronic mail with receipt verification, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
(A) If to the Company, to it at:
Chief Executive Officer
Dynex Capital, Inc.
4991 Lake Brook Drive, Suite 100
Glen Allen, Virginia 23060
byron.boston@dynexcapital.com

(B) If to Executive, to his residential address as currently on file with the Company or the Company’s email address for Executive unless Executive has provided an alternative email address for notification purposes.
(g)Voluntary Agreement: No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement shall not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

(h)No Construction Against Any Party. This Agreement is the product of informed negotiations between Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

(i)Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

DYNEX CAPITAL, INC.

By:

Its:

STEPHEN J. BENEDETTI

SIGNATURE

Exhibit A

RELEASE
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stephen J. Benedetti (“Executive”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Dynex Capital, Inc. (the “Company”) and its subsidiaries and affiliates (collectively, “Dynex”) and each of their agents, directors, members, affiliated entities, officers, employees, former employees, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Dynex’s right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Employee Retirement Income Security Act (“ERISA”) (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release; provided, however, that this Release does not release the Releasees from any obligation to pay “Accrued Obligations” (as defined in Section 7(d)(i)(A) of the employment agreement entered into as of August 28, 2020 by and between the Company and Executive (the “Employment Agreement”), any Termination Obligations under Section 7(d) of the Employment Agreement that the Company has acknowledged in a separate writing shall be paid in exchange for this Release, any accrued, vested benefits under the Company’s benefit plans that Executive has earned prior to the date hereof, the provisions under Sections 6(c) and 15 of the Employment Agreement, or any rights to indemnification or defense under the Company’s charter, bylaws or directors and officers insurance.
Nothing in this Release shall restrict or prohibit Executive or Executive’s counsel from filing a charge or complaint with, initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the

Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation.  Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide Confidential Information (as defined in the Employment Agreement) or documents containing Confidential Information to the Regulators, or make any such reports or disclosures to the Regulators.  Executive is not required to notify the Company that Executive has engaged in such communications with the Regulators. Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the Regulators that the information Executive is providing is confidential. To the extent, that any such charge or complaint is made against the Releasees, Executive expressly waives any claim or right to any form of monetary relief or other damages, or any form of individual recovery or relief in connection with any such charge or complaint, except that Executive does not waive his right with respect to an award for information provided under the whistleblower provisions of state or federal law or regulation.
Executive hereby acknowledges and agrees that the execution of this Release and the cessation of Executive’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts. Executive further acknowledges and agrees that:

a.The Release given by Executive is given solely in exchange for the severance payments set forth in the Employment Agreement between Dynex and Executive to which this Release was initially attached and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Release;

b.By entering into this Release, Executive does not waive rights or claims that may arise after the date this Release is executed;

c.Executive is hereby advised to consult an attorney prior to entering into this Release, and this provision of the Release satisfies the requirements of the Older Workers Benefit Protection Act that Executive be so advised in writing;

d.Executive has been offered twenty-one (21) days [or forty-five (45) days in the event of a group termination] from receipt of this Release within which to consider whether to sign this Release; and

e.For a period of seven (7) days following Executive’s execution of this Release, Executive may revoke this Release by delivering the revocation to an authorized officer of Dynex, and it shall not become effective or enforceable until such seven (7) day period has expired.
This release shall be binding upon the heirs and personal representatives of Executive and shall inure to the benefit of the successors and assigns of Dynex.

Date:
Stephen J. Benedetti

Exhibit B

Current Boards of Directors

Commonwealth Catholic Charities